Exhibit 99.1

FALLS CHURCH, Va., June 11, 2015--CSC (NYSE: CSC) today announced that Sachin Lawande has been elected to the company’s Board of Directors and appointed as a member of the Compensation Committee.
Lawande, 48, was recently named chief executive officer of Visteon Corp., effective June 29. Previously he was president of the Infotainment Division of Harman International Industries. Prior to that Lawande served as chief innovation officer, chief technology officer, and co-president of Harman's Automotive Division, responsible for guiding software strategy, development partnerships, and key customer relationships. He was instrumental in launching an offshore development center in India as part of Harman's strategy for optimizing its global engineering footprint.
“We are pleased to welcome Sachin to the CSC board of directors,” said CSC Chairman Rodney F. Chase. “Sachin’s depth of experience, industry knowledge and global perspective will be valuable assets as CSC continues on its transformational journey.”
Prior to joining Harman International in 2006, Lawande held senior roles at QNX Software Systems and 3Com Corporation. Before joining QNX, he was responsible for the development of networking and consumer electronics systems at corporate giants such as AT&T Bell Labs, U.S. Robotics, and 3Com. Lawande has a wealth of experience in developing embedded systems and software and holds four patents in communications software.
Lawande holds a master's degree in electrical engineering from Southern Illinois University at Edwardsville and a bachelor's degree in electronics and telecommunications from Bombay University in India.
About CSC
Computer Sciences Corporation (CSC) is a global leader of next generation information technology (IT) services and solutions. The Company's mission is to enable superior returns on our clients’ technology investments through best-in-class industry solutions, domain expertise and global scale. CSC has approximately 70,000 employees and reported revenue of $12.2 billion for the 12 months ended April 3, 2015. For more information, visit the company's website at www.csc.com.